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                         WALLACE COMPUTER SERVICES, INC.
                       PROFIT SHARING AND RETIREMENT FUND
                                AMENDMENT NO. 37


          This Amendatory Agreement adopted as of the 27th day of September, 1995, by Wallace Computer Services, Inc., a Delaware corporation, having its principal place of business in Hillside, Illinois (hereinafter referred to as the "Company"), and is delivered to the Trustees under the terms of the Trust Agreement dated July 30, 1952, as amended and restated, establishing the Wallace Computer Services, Inc. Profit Sharing and Retirement Fund (hereinafter referred to as the "Plan").

                               W I T N E S S E T H

          WHEREAS, Article X of the Plan permits the Company to amend the Plan subject to the terms and conditions therein specified; and

          WHEREAS, the Board of Directors of the Company, by action taken September 27, 1995, authorizes the amendment hereinafter set forth:

          NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Company adopts the amendment hereinafter set forth:

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     1.  Clause (b) of Section 15.5 of the Plan is amended to read as follows:

     (b) individuals who, as of September 6, 1995, constitute the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; PROVIDED, HOWEVER, that any individual who becomes a member of the Board of Directors of the Company subsequent to such date whose election, or nomination for election by the stockholders of the Company, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed to be a member of the Incumbent Board; and PROVIDED FURTHER, that no individual whose election or initial assumption of office as a director of the Company occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company, shall be deemed to be a member of the Incumbent Board; or



     2. This Amendment shall become effective as of September 27, 1995 upon the condition that said Amendment will not adversely affect the previous ruling issued by the U.S. Treasury Department, or any ruling issued pursuant to an application pending with the U.S. Treasury Department, with respect to the status of the Wallace Computer Services, Inc. Profit Sharing and Retirement Fund. The Plan Administrator shall have all necessary and required authority and power to implement this Amendment.


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     3.   All of the terms and conditions of said Plan, as heretofore amended, except as herein specifically modified, shall remain in full force and effect.


          IN WITNESS WHEREOF, Wallace Computer Services, Inc. has caused these presents to be executed in its name by its proper officers and its duly attested Corporate Seal to be hereunto affixed pursuant to the authority granted by its Board of Directors.


                              WALLACE COMPUTER SERVICES, INC.


                              By:
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                              Title:
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ATTEST:



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Secretary


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